Exhibit 4.2

                                                  A0512675
                                                  ENDORSED-FILED
                                                  IN THE OFFICE OF THE
                                                  SECRETARY OF STATE
                                                  OF THE STATE OF CALIFORNIA
                                                  AUG 14 1998
                                                  BILL JONES, SECRETARY OF STATE


                             REDWOOD EMPIRE BANCORP

                            CERTIFICATE OF AMENDMENT
                                       OF
              CERTIFICATE OF DETERMINATION OF RIGHTS, PREFERENCES,
               PRIVILEGES AND RESTRICTIONS OF 7.80% NONCUMULATIVE
                 CONVERTIBLE PERPETUAL PREFERRED STOCK, SERIES A

The undersigned certify that:

1. They are the President and the Secretary, respectively, of Redwood Empire Bancorp, a California corporation (the "Corporation").

2. Article Three, subparagraph (c) of the Articles of Incorporation of the Corporation grants the Board of Directors of the Corporation the authority to decrease the number of shares constituting any series of Preferred Stock of the Corporation.

3. All authorized shares of Series A Preferred Stock having been reacquired by the Corporation, the Board of Directors of the Corporation adopted a resolution to the following effect:

          RESOLVED, that the number of shares of Series A Preferred Stock is decreased from 575,000 to zero. Pursuant to Section 401(e) of the California Corporations Code, the first sentence of Section 1 of the Certificate of Determination of Series A Preferred Stock is amended to read as follows: "The shares of this series shall be undesignated and shall consist of zero shares of this Corporation's authorized and unissued preferred stock." Pursuant to California Corporations Code
          Section 401(f) the number of shares that were formerly Series A Preferred Stock having been reduced to zero, the Certificate of Determination for such series shall no longer be in force and the series of preferred stock thereunder shall no longer be an authorized series of preferred stock of the Corporation. Pursuant to the last sentence of California Corporations Code Section 202(e)(3), the shares constituting the decrease in the number of shares that were formerly Series A Preferred Stock hereby assume the status which they had prior to the adoption of the resolution originally fixing the number of shares of the series, therefore the 575,000 shares that were formerly Series A Preferred Stock become authorized but undesignated shares of preferred stock of the Corporation.

4. The foregoing amendment of Certificate of Determination has been duly approved by the Board of Directors of the Corporation.

5. The foregoing amendment of Certificate of Determination, pursuant to the Articles of Incorporation of the Corporation and Section 401(c) of the California Corporations Code, is one which may be adopted by the board alone and does not require approval by the outstanding shares.




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We further declare under penalty of perjury under the laws of the State of
California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE:      August 11, 1998
           ---------------



                                 /s/ Patrick  W. Kilkenny
                                 --------------------------------------------
                                 Patrick W. Kilkenny, President



                                 /s/ Marta J. Idica
                                 --------------------------------------------
                                 Marta J. Idica, Secretary




                                                      (Office of the
                                                       Secretary of State
                                                       Seal)







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